EXHIBIT 10.1
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated May 8, 2009 by and between Nu Horizons Electronics Corp. (the “Company”) and James Estill (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment.  Subject to the provisions of Section 9 of this Agreement, Executive shall be employed by the Company for a period commencing on June 1, 2009 (the “Effective Date”) and ending on the fourth anniversary of the Effective Date (the “Initial Term”) on the terms and subject to the conditions set forth in this Agreement. The Initial Term shall be automatically extended for successive one-year periods (the “Additional Terms”) unless terminated at the end of the Initial Term or any Additional Term by either party upon ninety (90) days’ prior written notice given to the other party (the Initial Term and any Additional Terms shall be referred to as the “Employment Term”), in which case the Agreement and Executive’s employment shall terminate at the end of the Initial Term or Additional Term, as the case may be. The provisions of Sections 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer.  The Executive shall report to both the Company’s Executive Chairman of the Board and the Company’s Board of Directors (the “Board”) regarding the Company’s business operations.  The Executive shall oversee and manage the affairs of the Company’s business, and shall have overall supervision and control of the Company’s day-to-day business activities consistent with the Company’s past business practices.  During the Employment Term, the Executive shall be granted such additional authority as may be required from time to time by the Board, consistent with the Executive’s position with the Company.  Executive will be a member of an Executive Management Committee (the “Committee”) to be established by, and serve at the discretion of, the Board, which Committee will be comprised of the Company’s Executive Chairman of the Board, its Senior Executive Vice President and Chief Operating Officer and Executive, in his capacity as President and Chief Executive Officer.  The Committee will meet regularly to deal with day-to-day business matters; any major business matters that can not be resolved with unanimity by the Committee will be brought to the attention of the Board of Directors.

b. At such time as the Board shall consist of a sufficient number of independent directors (as defined in The Nasdaq Stock Market Marketplace Rule 4200) to permit the Company to continue to comply with The Nasdaq Stock Market Marketplace Rule 4350(c) notwithstanding the Executive’s service as a director, the Executive shall be nominated to serve as a member of the Board.  Upon any election of the Executive to serve on the Board or the board of directors of any of the Company’s subsidiaries or affiliates, he will serve as a director thereof without additional compensation.

c. During the Employment Term, Executive shall perform faithfully and loyally and to the best of Executive’s abilities, the duties assigned to Executive hereunder.  Executive shall use Executive’s best efforts, skills, and abilities to promote the business and interests of the Company in a professional manner.  During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve on the Board of Research in Motion Ltd and on other boards or committees, so long as such activities do not significantly interfere with the performance of Executive’s duties under this Agreement or cause Executive to breach the terms of this Agreement, as determined by the Board in its sole discretion.  Prior to joining any additional board or committee in addition to Research in Motion Ltd, Executive will get written approval from the Executive Chairman of the Board or the Board.

3. Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $350,000 (the “Initial Base Rate”), payable in regular installments in accordance with the Company’s usual payment practices for senior executives.  Notwithstanding the foregoing, Executive’s base salary shall be reduced to an annual rate of $30,000 if at any time(s), during the Employment Term the Company is not profitable for three consecutive fiscal quarters.  In such event, following the fiscal quarter in which the Company reports a profit in its press release reporting its financial results, the Executive’s base salary shall be restored to the Initial Base Rate (i.e., $87,500 per quarter). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  Any determination of profitability pursuant to this Section shall exclude any unusual item(s) to the extent that the Company’s Audit Committee determines that it is appropriate for the Company to make a pro forma adjustment for such item(s).

4. Bonus Compensation.  In addition to Base Salary, Executive shall be entitled to an incentive bonus for each fiscal year during the Employment Term, based upon Executive’s performance relative to specified quantitative goals (the “Quantitative Bonus”) and qualitative goals (the “Qualitative Bonus”) to be mutually agreed, which goals will be approved by the Board and the Compensation Committee of the Board in respect of each such fiscal year. The total of the Quantitative Bonus and the Qualitative Bonus shall be referred to as the “Bonus.” The Bonus shall be in an amount up to an aggregate 150% of the Initial Base Salary, with a target Bonus in an amount equal to an aggregate of 75% of the Initial Base Salary.  The Bonus shall be paid to Executive no later than 30 days following the delivery to the Company by its independent registered public accounting firm of such firm’s signed, final report with respect to the Company’s consolidated financial statements for the applicable completed fiscal year. In order for any Bonus to be earned and received by Executive, Executive must be employed and in good standing on the last day of the relevant fiscal year.

a. Quantitative Bonus: The Quantitative Bonus, if any, will be in amount up to 100% of the Initial Base Salary (i.e. $350,000), with a target of 50% of the Initial Base Salary (i.e. $175,000).  The Quantitative Bonus will be calculated based on reaching a minimum achievement goal (the “Minimum”), where Executive shall have the right to receive a portion of such Quantitative Bonus, a target achievement goal (the “Target”), where Executive shall have the right to receive the target amount ($175,000), and an overachievement goal (the “Maximum”), where Executive shall have the right to receive the maximum incentive amount ($350,000) of the Quantitative Bonus.  The actual incentive payment amount will be calculated, based on actual results attained, prorated on a straight-line basis between the Minimum and the Target, or the Target and the Maximum, as applicable.

(i)  For the Company’s fiscal year ending February 28, 2010 (“Fiscal 2010”), the Quantitative Bonus will be calculated based on the Company’s achievement of certain levels of annual consolidated income before provision for income tax, excluding any unusual item(s) to the extent that the Company’s Audit Committee determines that it is appropriate for the Company to make a pro forma adjustment for such item(s) in its press release reporting the financial results for Fiscal 2010 (“Pre-Tax Income”). The Minimum shall be $5,000,000 Pre-Tax Income, the Target shall be $10,000,000 Pre-Tax Income and the Maximum shall be $13,000,000 Pre-Tax Income.  The Quantitative Bonus payable to Executive shall be calculated, based on actual results reported by the Company in respect of Fiscal 2010, prorated on a straight-line basis between the Minimum and the Target, or the Target and the Maximum, as applicable.

b. Qualitative Bonus: The Qualitative Bonus, if any, shall be in an amount up to 50% of the Initial Base Salary (i.e. $175,000), with a target bonus in an amount equal to 25% of the Initial Base Salary (i.e. $87,500).  The Qualitative Bonus amount will be such amount as the Board and the Compensation Committee shall determine in their sole and absolute discretion.  All or any portion of the Qualitative Bonus may be paid in the form of stock compensation in the sole and absolute discretion of the Board and Compensation Committee.

c. Bonus for Fiscal 2010:  Notwithstanding the foregoing, Executive’s Bonus for Fiscal 2010 shall be no less than $100,000.

5. Stock Options: On or about the Effective Date, the Board will grant to Executive options to acquire 360,000 shares of the Company’s common stock (the “Stock Options”).  The Stock Options will have the terms set forth below and be otherwise subject to the terms of the Company’s 2002 Key Employee Stock Incentive Plan:

a. an exercise price equal to the greater of $2.00 per share or the closing stock price on the trading day preceding the date of grant;

b. a term of 10 years from the date of grant;

c. provided that Executive has been employed for at least the applicable “Required Duration,” will vest when the market price of the Company’s common stock achieves the target prices set forth below for at least 10 consecutive trading days:

Number of Shares	Required Duration of Employment	Target Price
120,000	1 Year	$4.00
120,000	2 Years	$6.00
120,000	3 Years	$8.00

Notwithstanding the foregoing, all 360,000 Stock Options will become fully-vested on the ninth anniversary of the date of grant provided that Executive is still employed by the Company on such date; and

d. automatically become fully exercisable in the event of a sale or change of control of the Company.

6. Employee Benefits.

a. Executive and his spouse shall be entitled to all benefits available to other of the senior executives and their spouses, including health, dental and other insurance programs, if any, subject in each case to the generally applicable terms and conditions of the plan or program in question.  Notwithstanding the foregoing, these benefits may be modified or eliminated at the Company’s sole discretion, at any time, without compensation or notice to Executive.

b. Executive shall be entitled to four weeks’ paid vacation annually.  Vacation shall be taken at such times as do not materially interfere with the performance of Executive’s duties hereunder as mutually agreed upon by Executive and the Company.  Executive may not carry forward accrued unused vacation, if any, to any subsequent calendar year.

c. During Executive’s employment hereunder, the Company shall provide the Executive with a monthly car allowance of $1,000.

d. The Company shall reimburse the Executive for thirty (30) round-trip economy airline tickets from Canada to New York during the Employment Term to be used by Executive and/or Executive’s family members. For the purposes of this Agreement, “family members” shall mean Executive’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

7. Relocation Expenses:  The Company shall reimburse Executive for the Executive’s living expenses actually incurred in living on Long Island, New York prior to moving into a permanent residence on Long Island during the first year of the Employment Term in an amount not to exceed $30,000.  The Company shall reimburse Executive for the reasonable moving costs and expenses incurred by the Executive in connection with the physical move to the Long Island, New York area in an amount not to exceed $50,000.  The Company shall reimburse Executive for legal expenses associated with the physical move to the Long Island, New York area in an amount not to exceed $5,000.

8. Reimbursement of Expenses.  During the Employment Term, the Executive may incur reasonable expenses in connection with conducting and promoting the business and affairs of the Company, including expenses for travel and similar items, subject to reasonable limitations and restrictions set by the Company from time to time.  These expenses include, but are not limited to: (a) training and personal development programs completed by the Executive, in an amount not to exceed $5,000 per year; and  (b) YPO/WPO membership expenses, in an amount not to exceed $12,000 per year.  The Company will reimburse the Executive for such business expenses and any other expenses for which he has the right to reimbursement hereunder upon the presentation by the Executive of an itemized account of such expenditures, consistent with procedures established by the Company, together with such bills, receipts or other documentary evidence as shall be required by the Company for tax or accounting purposes which reimbursement shall be made at the times provided and otherwise in accordance with the Company’s reimbursement policy.

9. Termination.

a. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to terminate this Agreement at any time, with or without cause.

b. Should the Company terminate this Agreement “for cause” or the Executive terminates this Agreement without “good reason,” the Executive shall be paid his Base Salary through the date of termination and shall be reimbursed for any expenses properly incurred prior to the date of termination, but shall have no further entitlement to compensation, benefits or other remuneration whatsoever.  For purposes of this Agreement, “for cause” shall mean:

(1) Any material breach by Executive of the terms of this Agreement or intentional refusal by the Executive to perform his duties hereunder; or

(2) Any act by the Executive constituting a felony under the laws of the State of New York or the United States, or any act which is dishonest, deceitful, or involves moral turpitude or which results in material gain or personal enrichment at the expense of the Company; or

(3) Any act by the Executive constituting a violation of the Company's harassment, discrimination, electronic communications and code of conduct policies; or

(4) Any failure or refusal by the Executive to act subject to and in accordance with the lawful direction of the Company or its agents; or

(5) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring the reputation of the Company.

c. Should the Company elect to terminate this Agreement without cause or the Executive terminates this Agreement for “good reason,” provided that the Executive executes a separation agreement and general release, the Executive shall be entitled to receive (i) his Base Salary through the date of termination, (ii) any earned but unused vacation, (iii) any unreimbursed expenses properly incurred prior to the last day of work, and (iv) severance pay equal to six months’ of the Executive’s Initial Base Salary, which shall be payable over such six-month period.  For purposes of this Agreement, “good reason” shall mean (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Bonus when due hereunder or (B) any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2 hereof; provided that either of the events described in clauses (A) and (B) of this Section shall constitute good reason only if the Company fails to cure such event within 45 days after receipt from Executive of written notice of the event which constitutes good reason; provided, further, that “good reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

d. Should this Agreement terminate due to the Executive’s death or disability, the Executive shall be paid his Base Salary through the date of termination and shall be reimbursed for any expenses properly incurred prior to the date of termination, but shall have no further entitlement to compensation, benefits or other remuneration whatsoever.  For purposes of this Agreement, "disability" shall mean a physical or mental condition which prevents Executive from performing the essential functions of his position with the Company, with or without a reasonable accommodation, for more than ninety (90) consecutive days or for more than 120 days in any 365-day period.

e. Should the Executive elect to terminate this Agreement without “good reason,” Executive agrees that he shall give the Company three (3) months’ notice of his intent to terminate his employment (the “Notice Period”).  During the Notice Period, the Executive will continue to be entitled to receive his Base Salary (but not any performance bonus), his fiduciary duties and his obligations to the Company will continue, and Executive shall cooperate in the transition of his responsibilities.  The Company shall have the right, in its sole discretion, to direct that the Executive no longer come into the office during the Notice Period.

f. If the Executive’s employment is terminated by the Company other than “for cause” on or before the first anniversary of the Effective Date, in addition to any other amounts payable pursuant to this Section 9, the Company shall reimburse the Executive for expenses actually incurred by him in an amount not to exceed $50,000 in connection with his physical relocation to Canada, together with real estate commissions and legal expenses actually incurred by the Executive in connection with the sale of his Long Island home in an amount not to exceed $50,000.

g. Upon termination of Executive’s employment for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

10. Restrictive Covenants.

a. Confidential Information.  During and after the Employment Term, Executive shall not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information of the Company (as hereinafter defined), whether or not reduced to writing or physical embodiment and whether prepared by Executive or not.  Confidential Information may be disclosed in good faith by Executive in connection with the performance of his duties under this Agreement.  Executive shall have no obligation hereunder to keep any Confidential Information confidential if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement, prior to making the disclosure, so that the Company may seek an appropriate protective order.  The terms of this Section 10 shall survive the termination of Executive’s employment with the Company, regardless of who terminates the Agreement, or the reasons therefor.  At the conclusion of Executive’s employment with the Company, for any reason, Executive shall immediately return and deliver to the Company any and all computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, laptops, pagers, personal digital assistants, cell phones, corporate credit cards, keys, and/or access cards, and any other property  belonging to the Company or any affiliate, containing Confidential Information, or relating to the Company or any affiliate’s business, which are in Executive’s possession, whether prepared by Executive or others.  If at any time after termination of Executive’s employment with the Company, for any reason, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.  For purposes of this Agreement, “Confidential Information” means information, regardless of form or characteristic, which: (a) the Company does not make available to the public, industry, or third parties; and (b) relates to the Company’s business operations, products, processes, business plans, purchasing, marketing, clients, suppliers, or service providers.  “Confidential Information” includes, but is not limited to the following: financial information and data; cost, margin and profit information and data; business plans; customer lists; research; development plans and strategies; new product ideas; sales and marketing plans and strategies; price information and policies; and any confidential information that has been entrusted to the Company by another person or entity under an obligation of confidentiality.

b. Non-Competition.  While actually employed and for a period of twelve (12) months following the termination of employment (the “Restricted Period”), Executive shall not engage in any Competitive Activity.

c. Non-Solicitation of Executives.  During the Employment Term and the Restricted Period, Executive shall not, directly or indirectly: (1) solicit, induce, or attempt to influence, any employee of the Company, its subsidiaries or affiliates to terminate their employment with the Company, its subsidiaries or affiliates; or (2) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company, or any of its subsidiaries or affiliates.

d. Non-Solicitation of Clients or Potential Clients.  During the Employment Term and the Restricted Period, Executive shall not, directly or indirectly, solicit any Client or Potential Client of the Company, its subsidiaries or affiliates with whom Executive had contact or a relationship, directly or indirectly, during and within the scope of his employment with the Company or any of its subsidiaries or affiliates, for the purpose or with the intent of encouraging or inducing such Client or Potential Client to curtail, limit, or cancel their business with the Company, its subsidiaries or affiliates.

e. Acknowledgement.  Executive acknowledges and agrees that the time periods referred to in the paragraphs above are reasonable and valid in duration and scope and in all other respects.  Executive also represents that Executive’s financial resources, experience and capabilities are such that the enforcement of the foregoing covenants will not prevent Executive from earning a livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in this Agreement.  If the scope of any of the restrictions set forth above are deemed by any arbitration panel, court or other tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

f. Liquidated Damages.  The parties hereto agree that the damages that may be suffered by the Company as a result of any violations of Section 10 would be extremely difficult to ascertain.  Accordingly, the Executive and the Company agree that in the event of an actual breach by Executive of Section 10, the Company shall be entitled to preliminary and permanent injunctions enjoining Executive from violating such provisions and Executive shall pay to the Company, as liquidated damages, and not as a penalty, an amount equal to 100% of Executive Revenues during the twelve month period immediately preceding the termination of Executive’s employment with the Company (“Liquidated Damages’).  The Executive shall also be required to pay the Company an amount equal to the excess, if any of (A) the amount of commissions earned by the Executive and the Executive’s new employer as a direct or indirect result of the Executive’s efforts during the Restricted Period, over (B) the Liquidated Damages.  The parties further agree that in the event of a threatened breach by the Executive of Section 10, the Company shall be entitled to preliminary and permanent injunctions enjoining Executive from violating such provisions.  In the event the liquidated damages provision of this Section 10 is determined to be void or otherwise inapplicable or unenforceable, the Company shall have the right to avail itself of any and all other remedies without limitation.

g. Definitions.

(i)  "Competitive Activity" means that Executive, whether acting alone or in conjunction with others, directly or indirectly (x) Renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the business of the Company, its subsidiaries or affiliates; or (y) Induces any customer or Client of the Company, its subsidiaries or affiliates with whom Executive had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its subsidiaries or affiliates, to curtail, limit, or cancel their business with the Company, its subsidiaries or affiliates.  Executive reserves the right to seek clarification regarding whether activity falls within the scope of "Competitive Activity," as defined herein, by submitting a written request for clarification to the Board and General Counsel.  The Board and General Counsel shall determine whether such activity is prohibited under this provision of the Agreement and provide a written response within a reasonable period of time which shall not exceed thirty (30) days. Notwithstanding the foregoing, Competitive Activity shall not mean the purchase of stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business and, provided that Executive shall not otherwise violate the terms of this Section 10(g)(i), shall not include Executive’s ownership of 16% of the issued and outstanding shares of Connect Tech Inc.

(ii)  "Client" means a person or entity to or from which the Company purchased products or to or for which the Company otherwise performed work or provided services during the two-year period prior to the termination of Executive's employment; and  “Potential Client” means a person or entity the Company solicited, contacted or submitted a proposal for the purchase or sale of products, performance of work or services during said two year period.

11. Representations and Warranties.  The Executive represents and warrants to the Company that he is not bound by any agreement or any other existing or previous obligation or business relationship which conflicts with, or may conflict with, or which will or could prevent the full performance of Executive's duties and obligation hereunder, Executive's acceptance of employment with the Company will not cause Executive to be in breach of any employment or other agreement. In addition, Executive agrees to follow Executive's policies and procedures contained in the Company's Code of Business Conduct and Ethics, which Code may be amended from time to time. In the event of any conflict between the terms of this Agreement and the Code, the terms of this Agreement shall be controlling.

12. Rule 10b5-1 Plan.  The Board shall consider a purchase plan adopted by Executive pursuant the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1” and such plan, the “Rule 10b5-1 Plan”), to the extent the terms of such Rule 10b5-1 Plan are in accordance with the regulations required by Rule 10b5-1 and all other applicable securities laws, in the opinion of the Company’s legal counsel.

13. Miscellaneous.

a. Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of any conflict of law principles.  Executive consents to the jurisdiction of the state courts of and federal courts located in the State of New York for the enforcement of the obligations evidenced by this Agreement and expressly waives any defense based upon venue or forum non conveniens.

b. Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off.  The Company’s obligation to pay Executive the amounts due hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g. Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

h. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Nu Horizons Electronics Corp.
70 Maxess Road,
Melville, New York 11747
Attn: Arthur Nadata
Facsimile: (631) 396- 5060

with a copy to:

Nancy Lieberman, Esq.
Farrell Fritz, PC
1320 RexCorp Plaza
Uniondale, NY  11556
Facsimile:  (516) 227-0777

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Prior Agreements  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the letter dated January 30, 2009 and the memorandum dated February 16, 2009 (collectively, the “Prior Writing”).

k. Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

l. Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Nu Horizons Electronics Corp.		James Estill

By:	/s/Arthur Nadata	/s/James Estill
Name:	Arthur Nadata
Title:	Chairman/CEO